FOR IMMEDIATE RELEASE	TSX symbol: CTI

CHEMOKINE THERAPEUTICS’ CANCER COMPOUND

HIGHLIGHTED AT MAJOR CANCER CONFERENCE

Vancouver, BC (April 18, 2005) – Chemokine Therapeutics Corp. (the Company) (Toronto Stock Exchange: CTI), a biotechnology company developing drugs in the field of chemokines and cytokines, today announced that investigators at the National Cancer Institute (NCI) reported their findings of a significant reduction in the spread of cancer using the Company’s drug CTCE-9908 in a pre-clinical study of osteosarcoma. The findings, which demonstrated a two-thirds reduction in the number of visible metastatic lung nodules, were part of a Poster Session on April 17th at the American Association for Cancer Research (AACR) 2005 Annual Meeting held in Anaheim, California. CTCE-9908 is a novel drug that belongs to a new class of compounds called CXCR4 antagonists. CTCE-9908 is designed to inhibit the growth and spread of certain common cancers with the potential for use with existing therapies (chemotherapy, surgery, and radiation) to improve treatment outcomes. The study authors believe that clinical studies of CTCE-9908 are warranted.

Abstract Highlights

Investigators utilized CTCE-9908, a SDF-1 analog and CXCR4 antagonist to determine whether inhibition of CXCR4 leads to a decrease of lung metastases in a mouse model of osteosarcoma. Investigators tested the anti-metastatic properties of CTCE-9908, against a second CXCR4 antagonist used as a positive control as well as a placebo. The CTCE-9908 treated group had a dramatic decrease (67%) in the number of visible lung nodules when compared to the untreated group and when compared to a positive control peptide.  The level of reduction is statistically significant (p=0.03).

Background on CTCE-9908 and its Potential Role with Cancer Chemotherapy

CTCE-9908 is an analog of SDF-1 and antagonist of a receptor called CXCR4 which is present on many common cancers. CTCE-9908 was developed by scientists at Chemokine Therapeutics using rational-drug design. A recently completed Phase I study of this compound in healthy adults did not reveal any significant toxicity.

A new publication by an independent laboratory in Germany has suggested that CXCR4 antagonists may work in combination with anti-cancer drugs. The approach may help overcome resistance of cancer cells to the effects of chemotherapy. High levels of functional CXCR4 expression in cancer cells have previously been shown to play an important role in migration and adhesion to tissues and organs distant from the primary tumor. Relapses commonly occur in lymph nodes, lung and bone marrow. The adhesion mechanism induced by CXCR4 in cancer cells is now believed to confer resistance to chemotherapy. The Company believes that its anti-cancer compound CTCE-9908, an antagonist of CXCR4, has the potential to work synergistically with chemotherapy in addition to current evidence that the investigational drug prevents the spread of cancer to distant sites.

Chemokine’s Research Collaboration with the NCI, Bethesda, Maryland

Chemokine has been collaborating with the National Cancer Institute’s Pediatric Oncology Branch since February, 2004. The NCI continues to evaluate the oncological potential of CTCE-9908. The NCI is a component of the National Institutes of Health (NIH), one of eight agencies that compose the Public Health Service (PHS) in the Department of Health and Human Services (DHHS). The NCI, established under the National Cancer Act of 1937, is the principal agency for cancer research and training of the United States federal government.

About Chemokine Therapeutics Corp. (Toronto Stock Exchange: CTI)

Chemokine Therapeutics is a biotechnology company developing drugs in the field of chemokines and cytokines, a family of small, soluble proteins, which signal stem cell transport and growth into mature cells.  These stem cells are master primitive cells, capable of producing billions of mature cells necessary for repair and regeneration.  Chemokines and cytokines also play an important role in cancer and autoimmune disorders which can paradoxically contribute to the survival and growth of such diseases. The Company has two product candidates in clinical trials; CTCE-0214, for immune system recovery, and CTCE-9908, to prevent the spread of cancer and its continued growth.  In addition, Chemokine maintains a drug discovery program to identify new chemokine-based drug candidates. Pharmaceutical Product Development, Inc. (PPDI) and Procter & Gamble Pharmaceuticals, Inc. have signed strategic agreements with Chemokine to collaborate on research and development.  For more information, please visit our website at www.chemokine.net.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:  Statements in this document regarding managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made.  For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words "believes", "anticipates", "plans", "intends", "will", "should", "expects", "projects", and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the availability of government and insurance reimbursements for the Company's products, the strength of intellectual property, financing capability, the potential dilutive effects of any financing, reliance on subcontractors and key personnel and other risks detailed from time-to-time in the Company's public disclosure documents and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:

Chemokine Therapeutics Corp. Ian Harper, Director of Investor Relations & Corporate Development Phone: (604) 822-0305 E-mail: iharper@chemokine.net Internet: www.chemokine.net

U.S. Media Enquiries

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Canadian Media Enquiries

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The Equicom Group Inc.

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